Exhibit 3(i)(a)

AMENDED CERTIFICATE OF INCORPORATION

(After Receipt of Payment of Stock)

TO:

OKLAHOMA SECRETARY OF STATE

2300 N. Lincoln Blvd., Room 101, State Capitol Building

Oklahoma City, Oklahoma 73105-4897

(405) 521-3912

The undersigned Oklahoma corporation, for the purpose of amending its certificate of incorporation as provided by Section 1077 of the Oklahoma General Corporation Act, hereby certifies:

1.

A.

The name of the corporation is:

Instachem Systems, Inc.

___________________________________________________________________________

B.

As amended:  The name of the corporation has been changed to:

N/A

___________________________________________________________________________

2.

The name of the registered agent and the street address of the registered office in the State of Oklahoma is:

John Heskett          501 S. Johnstone Avenue, Suite 501  Bartlesville, OK       74105

___________________________________________________________________________

Name of Agent                 Street Address                        City         County                       Zip Code

(P. O. BOXES ARE NOT ACCEPTABLE)

3.

The duration of the corporation is:

Perpetual

4.

The aggregate number of authorized shares, itemized by class, par value of shares, shares without par value, and series, if any, within a class is:

Exhibit 3(i)(a)

NUMBER OF SHARES

SERIES

      PAR VALUE PER SHARE

(If any)

(Or, if without par value, so state)

COMMON

15,000,000

         $ 0.001

PREFERRED

  5,000,000

 $0.01

5.

Set forth clearly any and all amendments to the certificate of incorporation which are desired to be made:

All language in Article V of the Certificate of Incorporation after the heading “Series A Preferred Stock” is hereby deleted, and the following language is inserted in its place:

“A series of preferred stock is hereby established which shall be referred to as Series A Preferred Stock, and the preferences and relative, participating, optional or other special rights of the Series A Preferred Stock, and the qualifications, limitations or restrictions thereof (in addition to the relative powers, preferences and rights, and qualifications, limitations or restrictions set forth in Article V of the Certificate of Incorporation) shall be as follows:

1.

Authorized Shares.   The corporation shall have the authority to issue 5,000,000 shares of Series A Preferred Stock at the discretion of the Board of Directors.

2.

Dividends.  The Series A Preferred Stock shall not be entitled to any dividends except in such amounts as are declared by the board of directors of the corporation from time to time; provided, that the corporation is prohibited from declaring and paying any dividend on its Common Stock other than in cash or shares of Common Stock, including any dividend payable in assets (other than cash) of the corporation or evidences of its indebtedness of the corporation; and further provided that the corporation is prohibited from declaring and paying a cash dividend on the Common Stock without simultaneously declaring and paying a dividend on the Series A Preferred Stock equal to the amount that would be received on account of each share of outstanding Series A Preferred Stock if the share converted into shares of Common Stock immediately prior to the record date of the dividend declared on the Common Stock.

3.

Liquidation Rights.  The Preferred Stock shall be entitled to $0.25 per share upon the liquidation, dissolution, or winding-up of the affairs of the Company in preference to all classes of Common Stock, but is not entitled to participate in the profits of the Company beyond its liquidation preference.

4.

Mandatory Redemption.  The corporation will not consolidate or merge into or transfer all or substantially all of its assets to any person unless all outstanding shares of Series A Preferred Stock shall have been called for redemption for cash in accordance with the provisions hereof or unless: (i) the person is a corporation organized under the laws of the United States of America, any State or the District of Columbia, and (ii) the successor corporation assumes all of the corporation’s obligations in respect of the Series A Preferred Stock.

5.

Voting Rights.  Except as may be required by the provisions of the Oklahoma General Corporation Law, the holder of each share of the Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series A Preferred Stock would be convertible hereof on the record date for the vote or consent of shareholders.  Each holder of a share of the Series A Preferred Stock shall be entitled to receive the same prior notice of any shareholders' meeting as provided to the holders of Common Stock in accordance with the Bylaws of the Corporation, as well as prior notice of all shareholder actions to be taken by legally available means in lieu of meeting, and shall vote with holders of the Common Stock upon any matter submitted to a vote of shareholders, except those matters required by law, or by the terms hereof, to be submitted to a class vote of the holders of Series A Preferred Stock.  Fractional shares shall be permitted, and any fractions shall be counted in computing voting rights.

6.

Optional Conversion.  Each share of Series A Preferred Stock shall be convertible into shares of Common Stock at the Conversion Price at the option of the holder, provided that the corporation has sufficient authorized but unissued shares of Common Stock to effect the conversion.

7.

Mandatory Conversion.  Each share of Series A Preferred Stock shall automatically convert into Common Stock, without any further action or notice on the part of the holder of the share of Series A Preferred Stock, at any time that the corporation has sufficient authorized but unissued or unreserved shares of Common Stock sufficient to effect the conversion of outstanding shares of Series A Preferred Stock into Common Stock at the Conversion Price.

8.

Conversion Terms.  The shares of Series A Preferred Stock shall be convertible at the office of the transfer agent for the Common Stock (the “Transfer Agent”), and at such other place or places, if any, as the Board of Directors of the Company may designate, into fully paid and non-assessable shares (calculated as to each conversion to the nearest l/100th of a share) of Common Stock. The number of shares of Common Stock issuable upon conversion of each share of the Series A Preferred Stock shall be equal to $0.25, plus the amount of any unpaid dividends as of the date conversion, divided by the conversion price in effect at the time of conversion determined as hereinafter provided. The price at which shares of Common Stock shall be delivered upon conversion (the “Conversion Price”) shall be initially $0.005 per share of Common Stock; provided, however, that such Conversion Price shall be subject to adjustment from time to time in certain instances as hereinafter provided.  If the Company calls any shares of the Series A Preferred Stock for redemption, such right of conversion shall cease and terminate, as to the shares designated for redemption, at the close of business on the redemption date, unless the Company defaults in the payment of the redemption price. No fractional shares of Common Stock will be issued, and instead the number of shares of Common Stock to be issued on conversion of Series A Preferred Stock will, to the extent necessary, be rounded up to the nearest whole number of shares.

Before any holder of shares of the Series A Preferred Stock shall be entitled to convert the same into Common Stock, the holder shall surrender the certificate or certificates therefor, duly endorsed to the Company or in blank, at the office of the Transfer Agent or at such other place or places, if any, as the Board of Directors of the Company has designated, and shall give written notice to the Company at said office or place that it elects to convey the same and shall state in writing therein the name or names (with addresses) in which it wishes the certificate or certificates for Common Stock to be issued.  The Company will, as soon as practicable thereafter, issue and deliver at said office or place to such holder of shares of the Series A Preferred Stock, or to its nominee or nominees, certificates for the number of full shares of Common Stock to which it shall be entitled as aforesaid. Shares of the Series A Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of such shares for conversion as provided above, and the person or persons entitled to receive the Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock as of the close of business on such date.

The Conversion Price in effect at any time shall be subject to adjustment as follows:

(i) In case the Company shall (A) declare a dividend on its Common Stock in shares of its capital stock, (B) subdivide its outstanding shares of Common Stock, (C) combine its outstanding shares of Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation) any shares of its capital stock, the Conversion Price in effect at the time of the record date for such dividend or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the holder of any share of the Series A Preferred Stock surrendered for conversion after such time shall be entitled to receive the kind and amount of shares which it would have owned or have been entitled to receive had such share of the Series A Preferred Stock been converted immediately prior to such time. Such adjustment shall be made successively whenever any event listed above shall occur.

(ii) All calculations under this paragraph (9) shall be made to the nearest one-hundredth of a cent or the nearest l/100th of a share, as the case may be.

(iii) In case of any consolidation or merger of the Company with or into any other corporation (other than a consolidation or merger in which the Company is the continuing corporation), or in case of any sale or transfer of all or substantially all of the assets of the Company, the holder of each share of Series A Preferred Stock shall after such consolidation, merger, sale or transfer have the right to convert such share of the Series A Preferred Stock into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon such consolidation, merger, sale or transfer if he had held the Common Stock issuable upon the conversion of such share of the Series A Preferred Stock immediately prior to such consolidation, merger, sale or transfer.

(iv) In the event that at any time, as a result of an adjustment made pursuant to paragraph (i) above, the holder of any share of Series A Preferred Stock surrendered for conversion shall become entitled to receive any securities other than shares of Common Stock, thereafter the amount of such other securities so receivable upon conversion of any share of the Series A Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraphs (i) to (iii), inclusive, above, and the provisions of this paragraph (8) with respect to the Common Stock shall apply on like terms to any such other securities.

(v) No adjustment in the Conversion Price shall be required unless such adjustment would require a change of at least l % in such price; provided, however, that any adjustments which by reason of this paragraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Whenever the Conversion Price is adjustable as herein provided:

(i) the Company shall promptly file with the Transfer Agent for the Series A Preferred Stock a certificate of the treasurer of the Company setting forth the adjusted Conversion Price and showing in reasonable detail the facts upon which such adjustment is based, including a statement of the consideration received or to be received by the Company for any shares of Common Stock issued or deemed to have been issued; and

(ii) a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price, and within ten (10) business days after it is required, said notice shall be mailed to all holders of Series A Preferred Stock determined as of the date the notice was first required, and upon the mailing of such notice no other notice need be given of that adjustment in the Conversion Price.

The Company will pay any and all taxes that may be payable in respect of the issue or delivery of shares of Common Stock on conversion of shares of the Series A Preferred Stock pursuant hereto. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or transfer and delivery of shares of Common Stock in a name other than that in which the shares of the Series A Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Company the amount of any such tax or has established to the satisfaction of the Company that such tax has been paid.”

PASSED and APPROVED on the 13th day of July, 2005.

/s/   Robert J. Mottern

Robert J. Mottern,  President and Sole

Director of Instachem Systems, Inc.